Exhibit 99.1

FOR IMMEDIATE RELEASE
November 10, 2025

Tandy Leather Factory Reports Third Quarter 2025 Results

FORT WORTH, TEXAS – November 10, 2025 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the third fiscal quarter of 2025.

Highlights from third quarter 2025:

•	Revenues were $17.3 million, down 0.5% from 2024
•	Generated operating loss of $0.7 million versus $0.3 million in 2024
•	Net loss of $1.4 million versus $0.1 million in 2024
•	Gross margins of 58.9%, up from 57.8% in 2024
•	Operating expenses $10.8 million, up 5.4% from 2024
•	Adjusted EBITDA* (from operations) of ($0.4) million
•	Ended quarter with $12.0 million of cash and cash equivalents

Tandy Leather Factory’s third quarter sales were $17.3 million in 2025, down from $17.4 million in 2024.  Third quarter 2025 gross profit was $10.2 million, up from $10.0 million in 2024.  As of September 30, 2025, the Company held $12.0 million of cash and cash equivalents, up from $10.0 million a year earlier; this increase reflects the net proceeds from the sale of the Company’s corporate headquarters in January 2025 (the “HQ Sale”), offset by the payment of a special dividend to stockholders in the first quarter of approximately $12.7 million, payment of income taxes related to the HQ Sale, and other expenses relating to the Company moving its headquarters in the third quarter.  The Company held inventory of $35.9 million, up from $35.6 million as of December 31, 2024.  The Company had basic and diluted net losses in the quarter of $0.17 per share, versus $0.02 basic and diluted net losses per share in the prior year.

Johan Hedberg, Chief Executive Officer of the Company, said, “The move of our headquarters and distribution center during the third quarter was a success, and we’re happy to now have that behind us.  Despite experiencing some anticipated disruptions from the move, we were pleased to generate sales that were in line with the prior year, and our year-to-date sales remain ahead of 2024.  Third quarter sales from our retail stores were actually ahead of last year’s, as the move more directly impacted shipments of online orders from our distribution center due to a limited on-line assortment during the move.  With our operations now running again from our new location, we believe we are well positioned for a solid fourth quarter in both our retail and online channels.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Quarter ended September 30, 2025
Net loss	$(1.4)
Adjustment to net loss (1)	0.8
Adjusted net loss (2)	$(0.6)
Add back:
Depreciation and amortization	0.2
Interest income	(0.1)
Income tax provision	-
Stock-based compensation	0.1
Adjusted EBITDA (from operations)	$(0.4)

(1)	This adjustment to net income removes the net proceeds from the sale of our corporate headquarters, related one-time relocation expenses, and tax related tax provision due to the sale.
(2)	Adjusted net income represents income from operations plus interest income.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 101 stores located in 40 US states and six Canadian provinces, including one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory’s email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Johan Hedberg, Tandy Leather Factory, Inc.,  (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.